Exhibit 23.1
Consent of Independent Auditor
We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-8 (File No. 333-139612) of Eagle Rock Energy Partners, L.P., of our report dated April 19, 2007, relating to our audit of the consolidated financial statements of Laser Midstream Energy, LP and subsidiaries as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period from April 14, 2005 (inception) to December 31, 2005, appearing in the current report on Form 8-K/A.
/s/ Hein & Associates LLP
Houston, Texas
October 10, 2007